UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 20, 2015

Wesco Aircraft Holdings, Inc.

(Exact name of registrant as specified in its charter)

DELAWARE	001-35253	20-5441563
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

24911 Avenue Stanford

Valencia, California 91355

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (661) 775-7200

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On February 20, 2015, the Board of Directors (the “Board”) of Wesco Aircraft Holdings, Inc. (the “Company”) increased the size of the Board by one director and appointed Thomas Bancroft to fill the newly-created vacancy.  Mr. Bancroft will serve as a Class III director, with his initial term expiring at the Company’s 2017 annual meeting of stockholders.  Mr. Bancroft was also appointed to serve on the ad hoc Executive Committee of the Board (the “Executive Committee”) that was formed to work with members of senior management to steer the Company’s strategic direction and operations during the search for a permanent Chief Executive Officer.

Mr. Bancroft will be entitled to the Company’s standard director cash and equity compensation arrangement for non-affiliate directors, which is described in greater detail in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on December 18, 2014.  In addition, Mr. Bancroft has entered into the Company’s standard indemnification agreement, the form of which was filed as an exhibit to the Company’s registration statement on Form S-1, as amended (Registration No. 333-173381).

In connection with the appointment of Mr. Bancroft to the Board, Mr. Bancroft , Makaira Partners, LLC (“Makaira”) and the Company entered into a cooperation agreement dated February 20, 2015 (the “Cooperation Agreement”).  Mr. Bancroft is the Managing Member, Portfolio Manager and Chief Investment Officer of Makaira, an investment management firm.  Makaira currently beneficially owns approximately 7.5% of the Company’s outstanding common stock, and Mr. Bancroft currently may be deemed to beneficially own (including the shares beneficially owned by Makaira) approximately 7.6% of the Company’s outstanding common stock.

Under the Cooperation Agreement, the Board may request that Mr. Bancroft resign from the Board (and Mr. Bancroft has agreed to resign within five business days after receipt of such request) if, among other things and subject to certain exceptions, Makaira ceases to beneficially own at least 5.0% of the Company’s outstanding common stock.

Under the Cooperation Agreement, Makaira and Mr. Bancroft agreed, among other things and subject to certain exceptions, that they will not:

•                  make, engage in or participate in any solicitation of proxies or consents;

•                  participate in any group (within the meaning of Section 13(d) of the Exchange Act) with any persons who are not Makaira affiliates with respect to the Company’s securities;

•                  own in excess of 15% of the Company’s outstanding common stock;

•                  sell or transfer shares of the Company’s securities to any third party that would knowingly result in such third party owning more than 4.9% of the Company’s outstanding common stock after such a sale or transfer;

•                  effect, propose, participate in or facilitate any tender or exchange offer, merger, consolidation, acquisition, scheme, arrangement, business combination, recapitalization, reorganization, sale or acquisition of material assets, liquidation, dissolution or other extraordinary transaction involving the Company or any of its subsidiaries;

•                  engage in any short sale or similar derivative transaction that derives any significant part of its value from a decline in the market price or value of the securities of the Company;

•                  call or seek to call any meeting of shareholders;

•                  nominate any candidate to the Board or seek the removal of any member of the Board;

•                  make a request for any shareholder list or other Company books and records;

•                  take any action in support of or make any proposal or request that constitutes:

•                  advising, controlling, changing or influencing the Board or management of the Company, including any plans or proposals to change the number or term of directors or to fill any vacancies on the Board;

•                  any material change in the capitalization, stock repurchase programs and practices or dividend policy of the Company;

•                  any other material change in the Company’s management, business or corporate structure; or

•                  seeking to have the Company waive or make amendments or modifications to its Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws, or other actions that may impede or facilitate the acquisition of control of the Company by any person;

•                  knowingly and intentionally disparage, in any material respect, the Company, its affiliates or any of its current or former officers or directors; or

•                  encourage a third party to do any of the foregoing.

The Cooperation Agreement terminates on the date that is the later of (i) the first date following appointment of Mr. Bancroft to the Board on which Mr. Bancroft ceases to serve as a member of the Board and (ii) the date which is the 60th day following the Company’s 2017 annual meeting of stockholders; provided that the Cooperation Agreement will terminate automatically if Mr. Bancroft ceases to be a member of the Board (other than due to his resignation or the Board’s rights to request his resignation under the Cooperation Agreement).

The foregoing description of the Cooperation Agreement is qualified in its entirety by reference to the full text of the Agreement, which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

The Company’s press release announcing Mr. Bancroft’s appointment to the Board pursuant to the Cooperation Agreement is furnished as Exhibit 99.2 to this report.

Item 9.01                                           Financial Statements and Exhibits.

(d)                                 Exhibits.

Exhibit Number	Description

99.1	Cooperation Agreement between the Company, Thomas Bancroft and Makaira Partners, LLC, dated February 20, 2015

99.2	Press Release issued by the Company on February 23, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 23, 2015	WESCO AIRCRAFT HOLDINGS, INC.

	By:	/s/ Gregory A. Hann
Gregory A. Hann Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Cooperation Agreement between the Company, Thomas Bancroft and Makaira Partners, LLC, dated February 20, 2015

99.2	Press Release issued by the Company on February 23, 2015